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                                                                    Exhibit 23.7
[STIFEL NICOLAUS LOGO]

September 12, 2006

Special Committee of the Board of Directors
Corporate Property Associates 12 Incorporated
c/o Elizabeth Munson
Rockefeller Trust Companies
30 Rockefeller Plaza
New York, NY 10112

     Re: Registration Statement on Form S-4 of Corporate Property Associates 14 Incorporated ("CPA(R):14") and CPA(R):14 Holdings Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter, dated June 29, 2006, with respect to the fairness, from a financial point of view, to the holders of the common stock of Corporate Property Associates 12 Incorporated ("CPA(R):12") of the per share consideration to be received by such CPA(R):12 stockholders in connection with the sale of certain assets to W. P. Carey, the merger and the overall transaction described in our opinion letter and the above-referenced Registration Statement.

The foregoing opinion letter is provided for the information and assistance of the special committee of the board of directors of CPA(R):12 in connection with their consideration of the transactions contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that CPA(R):12 has determined to include our opinion in the above-referenced Registration Statement. Our opinion is not intended to, and may not, be relied upon by CPA(R):12, CPA(R):14, or W. P. Carey & Co. LLC.

In that regard, we hereby consent to the reference to our opinion under the captions "Summary - Opinion of CPA(R):12's Financial Advisor," "Summary - Appraisal," "Summary - Conflicts of Interest," "Risk Factors - Risks Related to the Merger and the CPA(R):12 Asset Sale," "The Merger and the CPA(R):12 Asset Sale - Background of the Merger and the CPA(R):12 Asset Sale," "The Merger and the CPA(R):12 Asset Sale - CPA(R):12's Reasons for the Merger and the CPA(R):12 Asset Sale," "Opinion of Financial Advisor to CPA(R):12's Special Committee," and "Conflicts of Interest" in, and to the inclusion of such opinion as Appendix C to, the joint proxy statement/prospectus included in the above-mentioned Registration Statement. By giving such consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.







                      Stifel, Nicolaus & Company, Incorporated
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100 Light Street / Baltimore, Maryland 21202 / (800) 974-6582 / www.stifel.com
                              Member SIPC and NYSE
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Corporate Property Associates 12
September 12, 2006
Page 2


Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.

                                   Very truly yours,

                                   /s/ Stifel, Nicolaus & Company, Incorporated
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                                   Stifel, Nicolaus & Company, Incorporated